CONTACT:	Daniel T. Hendrix
President and Chief Executive Officer
Patrick C. Lynch
Senior Vice President and Chief Financial Officer
(770) 437-6800

FD
Christine Mohrmann, Bob Joyce
(212) 850-5600

FOR IMMEDIATE RELEASE

INTERFACE REPORTS SECOND QUARTER 2007 RESULTS

-- EPS From Continuing Operations Increase 47% --
-- Sales From Continuing Operations Increase 18.7% --
-- Orders From Continuing Operations Increase 27.5% --

ATLANTA, Georgia, July 25, 2007 - Interface, Inc. (Nasdaq: IFSIA), a worldwide floorcoverings company, today announced results for the second quarter ended July 1, 2007.

Sales from continuing operations for the second quarter of 2007 increased 18.7% to $265.0 million from sales of $223.2 million in the year ago period. As previously announced, the Company sold its fabrics division to an affiliate of Sun Capital Partners, and therefore the financial statements for the second quarter of 2007 and all other periods presented now reflect the fabrics division as discontinued operations. The fabrics discontinued operations also include the results of the Company’s former European fabrics business, which was sold in the second quarter of 2006.

Operating income for the second quarter of 2007 increased 28.2% to $30.9 million, or 11.7% of sales, from $24.1 million, or 10.8% of sales, in the second quarter of last year. Income from continuing operations was $13.3 million, or $0.22 per diluted share, in the 2007 second quarter, compared with income from continuing operations of $8.5 million, or $0.15 per diluted share, in the second quarter of 2006. Including results of discontinued operations, net income was $1.0 million, or $0.02 per diluted share, in the 2007 second quarter, versus net income of $5.9 million, or $0.11 per diluted share, in the 2006 second quarter.

INTERFACE REPORTS SECOND QUARTER 2007 RESULTS

“The second quarter of 2007 was an exceptional quarter for Interface, as we reported strong performance across all of our businesses and continued to increase market share,” said Daniel T. Hendrix, President and Chief Executive Officer. “We established record revenues in our modular carpet business in each of our key geographic regions - Americas, Europe and Asia-Pacific. This growth was driven primarily by the rebounding corporate office market, while our market segmentation strategy contributed greatly as well. Perhaps the brightest spot, though, is that orders received in our continuing operations during the quarter were up 28% to $304 million, their highest level ever.”

Patrick C. Lynch, Senior Vice President and Chief Financial Officer, commented, “Our worldwide modular carpet business exhibited an outstanding quarter, with sales increasing 21% and orders increasing 30% compared with the second quarter last year. The Americas modular business continued its very strong performance as orders grew 33% to mark the fifth straight record quarter for this region. The record sales in our modular business drove improved profitability, which increased 34% from the same period last year. In our Bentley Prince Street business, we continued to see improvement, with revenue growth of 17% and increased profitability. During the quarter, we had a $24.3 million net increase in cash, while the July sale of our fabrics division has further contributed to strengthening our balance sheet and reducing debt.”

For the first six months of 2007, sales from continuing operations were $508.5 million, compared with $421.3 million for the same period a year ago, an increase of 20.7%. Operating income for the 2007 six-month period was $55.2 million (including a loss of $1.9 million, or $0.03 per diluted share, on the disposal of assets in its specialty products business), versus operating income of $44.2 million for the comparable 2006 six-month period. Income from continuing operations was $22.4 million, or $0.36 per diluted share, in the 2007 six-month period, compared with income from continuing operations of $13.9 million, or $0.25 per diluted share, in the same period a year ago. Including results of discontinued operations, net loss for the first six months of 2007 was $39.6 million, or $0.64 per diluted share, compared with a net loss of $11.2 million, or $0.21 per diluted share, for the 2006 first half.

Mr. Hendrix concluded, “With the sale of our fabrics business, we are now completely focused on our core floorcovering businesses. As demonstrated by the record results for modular carpet during the second quarter, we are benefiting from a secular shift toward modular applications and our segmentation strategy is driving growth in non-office commercial segments. With modular orders increasing 30% during the quarter, we are growing faster than the overall market and building market share. While we do not know how long we will sustain this rate of growth, we are very optimistic about the strength of our markets and are confident that we have the right strategy in place to continue to capitalize on our market opportunities and gain market share. Business has remained robust during the first three weeks of the third quarter, and we are very excited for the prospects of the Company as we move into the second half of the year.”

INTERFACE REPORTS SECOND QUARTER 2007 RESULTS

The Company will host a conference call tomorrow, July 26, 2007, at 9:00 a.m. Eastern Time, to discuss its second quarter 2007 results. The conference call will be simultaneously broadcast live over the Internet. Listeners may access the conference call live over the Internet at http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=112931&eventID=1601592  or through the Company’s website at http://www.interfaceinc.com/results/investor/. The archived version of the webcast will be available at these sites for one year beginning approximately 1 hour after the call ends.

Interface, Inc. is the world’s largest manufacturer of modular carpet, which it markets under the InterfaceFLOR, FLOR, Heuga and Bentley Prince Street brands, and, through its Bentley Prince Street brand, enjoys a leading position in the designer quality segment of the broadloom carpet market. The Company is committed to the goal of sustainability and doing business in ways that minimize the impact on the environment while enhancing shareholder value.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the other matters set forth in this news release are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including risks and uncertainties associated with economic conditions in the commercial interiors industry as well as the risks and uncertainties discussed under the heading “Risk Factors” included in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, which discussion is incorporated herein by this reference, including, but not limited to, the discussion of specific risks and uncertainties under the headings “We compete with a large number of manufacturers in the highly competitive commercial floorcovering products market, and some of these competitors have greater financial resources than we do,” “Sales of our principal products have been and may continue to be affected by adverse economic cycles in the renovation and construction of commercial and institutional buildings,” “Our success depends significantly upon the efforts, abilities and continued service of our senior management executives and our principal design consultant, and our loss of any of them could affect us adversely,” “Our substantial international operations are subject to various political, economic and other uncertainties that could adversely affect our business results, including by restrictive taxation or other government regulation and by foreign currency fluctuations,” “Large increases in the cost of petroleum-based raw materials could adversely affect us if we are unable to pass these cost increases through to our customers,” “Unanticipated termination or interruption of any of our arrangements with our primary third-party suppliers of synthetic fiber could have a material adverse effect on us,” “We have a significant amount of indebtedness, which could have important negative consequences to us,” “The market price of our common stock has been volatile and the value of your investment may decline,” “Our earnings in a future period could be adversely affected by non-cash adjustments to goodwill, if a future test of goodwill assets indicates a material impairment of those assets,” “Our Chairman, together with other insiders, currently has sufficient voting power to elect a majority of our Board of Directors,” and “Our Rights Agreement could discourage tender offers or other transactions for our stock that could result in shareholders receiving a premium over the market price for our stock.” Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company assumes no responsibility to update or revise forward-looking statements made in this press release and cautions readers not to place undue reliance on any such forward-looking statements.

- TABLES FOLLOW -

INTERFACE REPORTS SECOND QUARTER 2007 RESULTS

Consolidated Condensed Statements of Operations	Three Months Ended		Six Months Ended
(In thousands, except per share data)	07/01/07	07/02/06	07/01/07	07/02/06

Net Sales	$264,962	$223,184	$508,454	$421,318
Cost of Sales	172,737	147,476	333,001	277,686
Gross Profit	92,225	75,708	175,453	143,632
Selling, General & Administrative Expenses	61,332	51,617	118,379	99,455
Loss on Disposal - Specialty Products	--	--	1,873	--
Operating Income	30,893	24,091	55,201	44,177
Interest Expense	9,161	10,936	18,281	22,168
Other Expense, Net	612	445	1,035	718
Income Before Taxes	21,120	12,710	35,885	21,291
Income Tax Expense	7,797	4,234	13,493	7,386
Income from Continuing Operations	13,323	8,476	22,392	13,905
Discontinued Operations, Net of Tax	(12,325)	(868)	(62,010)	(23,385)
Loss on Disposal - Discontinued Operations, Net of Tax	--	(1,723)	--	(1,723)
Net Income (Loss)	$998	$5,885	$(39,618)	$(11,203)

Earnings (Loss) Per Share - Basic
Continuing Operations	$0.22	$0.16	$0.37	$0.26
Discontinued Operations	(0.20)	(0.02)	(1.03)	(0.44)
Loss on Disposal	--	(0.03)	--	(0.03)
Earnings (Loss) Per Share - Basic	$0.02	$0.11	$(0.66)	$(0.21)

Earnings (Loss) Per Share - Diluted
Continuing Operations	$0.22	$0.15	$0.36	$0.25
Discontinued Operations	(0.20)	(0.01)	(1.00)	(0.43)
Loss on Disposal	--	(0.03)	--	(0.03)
Earnings (Loss) Per Share - Diluted	$0.02	$0.11	$(0.64)	$(0.21)

Common Shares Outstanding - Basic	60,322	53,375	60,210	52,995
Common Shares Outstanding - Diluted	61,571	54,996	61,435	54,548

Orders from Continuing Operations*	303,800	238,200	558,600	441,400
Continuing Operations Backlog (as of 07/01/07 and 07/02/06, respectively)*			148,235	111,200

________________

* Orders from Continuing Operations and Continuing Operations Backlog exclude all activity related to the Fabrics Group business segment, which was sold in the third quarter of 2007.

INTERFACE REPORTS SECOND QUARTER 2007 RESULTS

Consolidated Condensed Balance Sheets
(In thousands)	07/01/07	12/31/06
Assets
Cash	$89,346	$109,157
Accounts Receivable	152,034	143,025
Inventory	128,446	112,293
Other Current Assets	28,009	28,634
Assets of Businesses Held for Sale	92,194	158,322
Total Current Assets	490,029	551,431
Property, Plant & Equipment	146,608	134,631
Other Assets	262,466	242,278
Total Assets	$899,103	$928,340

Liabilities
Accounts Payable	$55,310	$49,542
Accrued Liabilities	102,488	98,702
Current Portion of Long-Term Debt	79,235	--
Liabilities of Businesses Held for Sale	22,506	22,934
Total Current Liabilities	259,539	171,178
Long-Term Debt	8,765	--
Senior and Senior Subordinated Notes	310,000	411,365
Other Long-Term Liabilities	79,900	71,403
Total Liabilities	658,204	653,946
Shareholders’ Equity	240,899	274,394
Total Liabilities and Shareholders’ Equity	$899,103	$928,340

Consolidated Condensed Statements of Cash Flows	Three Months Ended				Six Months Ended
(In millions)	07/01/07		07/02/06		07/01/07		07/02/06

Net Income (Loss)		$1.0		$5.9		$(39.6)		$(11.2)
Adjustments for Discontinued Operations		12.3		2.6		62.0		25.1
Net Income (Loss) from Continuing Operations		$13.3		$8.5		$22.4		$13.9
Depreciation and Amortization		5.6		5.3		12.0		10.8
Deferred Income Taxes and Other Non-Cash Items		0.0		(5.0)		0.0		(5.7)
Change in Working Capital
Accounts Receivable	(8.7)		(4.7)		(8.0)		(8.9)
Inventories	(1.3)		(1.5)		(16.1)		(18.4)
Prepaids	1.6		(0.5)		1.7		(3.1)
Accounts Payable and Accrued Expenses	25.5		23.6		8.3		5.0
Cash Provided from (Used in) Continuing Operations		36.0		25.7		20.3		(6.4)
Cash Provided from (Used in) Operating Activities of Discontinued Operations		(1.7)		(1.7)		3.2		(0.5)
Cash Provided from (Used in) Operating Activities		34.3		24.0		23.5		(6.9)
Cash Provided from (Used in) Investing Activities		(12.9)		19.9		(31.1)		8.8
Cash Provided from (Used in) Financing Activities		2.2		(35.9)		(13.3)		(24.2)
Effect of Exchange Rate Changes on Cash		0.7		0.8		1.1		1.2
Net (Decrease) Increase in Cash		$24.3		$8.8		$(19.8)		$(21.1)

INTERFACE REPORTS SECOND QUARTER 2007 RESULTS

Consolidated Condensed Segment Reporting
(In millions)
	Three Months Ended			Six Months Ended
	07/01/07	07/02/06	% Change	07/01/07	07/02/06	% Change
Net Sales
Modular Carpet	$225.5	$186.5	20.9%	$430.8	$352.4	22.2%
Bentley Prince Street	39.5	33.9	16.5%	75.5	63.0	19.8%
Specialty Products	--	2.8	*	2.2	5.9	(62.7%)
Total	$265.0	$223.2	18.7%	$508.5	$421.3	20.7%

Operating Income (Loss)
Modular Carpet	$31.6	$23.6	33.9%	$58.4	$44.3	31.8%
Bentley Prince Street	2.0	1.7	17.6%	3.0	2.2	36.4%
Specialty Products	--	0.0	*	(1.8)	0.0	*
Corporate Expenses and Eliminations	(2.7)	(1.2)	(125.0%)	(4.4)	(2.3)	(91.3%)
Total	$30.9	$24.1	28.2%	$55.2	$44.2	24.9%

* Not meaningful

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